Exhibit 4.1

Execution Version

SUPPLEMENTAL INDENTURE NO. 5

SUPPLEMENTAL INDENTURE NO. 5, dated as of September 19, 2017 (this “Supplemental Indenture”), by and between West Corporation, a Delaware corporation (the “Issuer”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer, certain subsidiaries of the Issuer, as guarantors (collectively, the “Guarantors”), and the Trustee are party to that certain Indenture, dated as of July 1, 2014 (as amended and/or supplemented pursuant to (i) Supplemental Indenture No. 1, dated as of August 13, 2014, among Reliance Intermediate, Inc., Reliance Holding, Inc., Reliance Communications, LLC, Health Advocate, Inc., WellCall, Inc., Human Management Services, Inc., Corporate Care Works, Inc., Rx Advocate, Inc., the Issuer and the Trustee, (ii) Supplemental Indenture, dated as of January 29, 2015, among West Claims Recovery Services, LLC, West Revenue Generation Services, LLC, Cobalt Acquisition Company, LLC, the Issuer and the Trustee, (iii) Supplemental Indenture, dated as of February 12, 2016, among ClientTell, Inc., ClientTell Lab, LLC, the Issuer and the Trustee and (iv) Supplemental Indenture No. 4, dated as of March 27, 2017, among the Issuer, the Guarantors named on the signature pages thereto and the Trustee, the “Indenture”), providing for the issuance of the Issuer’s 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, inter alia, that, in certain circumstances, the Issuer and the Trustee may amend the Indenture, the Notes and the Guarantees with the consent of the holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”);

WHEREAS, Olympus Merger Sub, Inc., a Delaware corporation (the “Offeror”), has distributed an Offer to Purchase and Consent Solicitation Statement, dated September 6, 2017 (the “Statement”), and an accompanying Consent and Letter of Transmittal to the holders of the Notes in connection with the offer to purchase for cash any and all of the outstanding Notes and the concurrent solicitation of such holders’ consents (the “Consents”) to certain proposed amendments to the Indenture as further described in the Statement (the “Proposed Amendments”);

WHEREAS, the holders of more than 98% in aggregate principal amount of the Notes outstanding (excluding any Notes owned by the Issuer or its affiliates) have validly tendered Consents and not validly withdrawn their Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture in accordance with the provisions of the Indenture, and evidence of such consents has been provided by the Offeror to the Trustee;

WHEREAS, the board of directors of the Issuer has approved the Proposed Amendments;

WHEREAS, the Offeror having received the Requisite Consents from the outstanding Notes, pursuant to Section 9.02 of the Indenture, the Issuer desires to amend the Indenture, the Notes and the Guarantees (the “Amendment”);

WHEREAS, in accordance with Section 12.04 of the Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof; and

WHEREAS, pursuant to Sections 9.02 and 9.06 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendment, the parties mutually covenant and agree as follows:

ARTICLE I

Defined Terms

Section 1.1 Capitalized Terms. Capitalized terms used herein without being defined herein shall have the meanings assigned to them in the Indenture.

Section 1.2 Certain Definitions. Any definitions used exclusively in the provisions of the Indenture or Notes that are deleted pursuant to the amendments set forth under this Supplemental Indenture, and any definitions used exclusively within such definitions, are hereby deleted in their entirety from the Indenture and the Notes, and all textual references in the Indenture and the Notes exclusively relating to paragraphs, Sections, Articles or other terms or provisions of the Indenture that have been otherwise deleted pursuant to this Supplemental Indenture are hereby deleted in their entirety.

ARTICLE II

Amendments to Article 4—Covenants

Section 2.1 Section 4.03 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.03. [Intentionally omitted].”

Section 2.2 Section 4.05 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.05. [Intentionally omitted].”

Section 2.3 Section 4.06 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.06. [Intentionally omitted].”

Section 2.4 Section 4.07 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.07. [Intentionally omitted].”

Section 2.5 Section 4.08 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.08. [Intentionally omitted].”

Section 2.6 Section 4.09 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.09. [Intentionally omitted].”

Section 2.7 Section 4.10 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.10. [Intentionally omitted].”

Section 2.8 Section 4.11 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.11. [Intentionally omitted].”

Section 2.9 Section 4.12 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.12. [Intentionally omitted].”

Section 2.10 Section 4.13 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.13. Corporate Existence.

Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents (as the same may be amended from time to time).”

Section 2.11 Section 4.14 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.14. [Intentionally omitted].”

Section 2.12 Section 4.15 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.15. [Intentionally omitted].”

Section 2.13 Section 4.16 of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“SECTION 4.16. [Intentionally omitted].”

ARTICLE III

Amendments to Article 5—Successors

Section 3.1 Section 5.01(a)(4) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(4) [Intentionally omitted];”

ARTICLE IV

Amendments to Article 6—Defaults and Remedies

Section 4.1 Section 6.01(a)(3) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(3) [Intentionally omitted];”

Section 4.2 Section 6.01(a)(4) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(4) [Intentionally omitted];”

Section 4.3 Section 6.01(a)(5) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(5) [Intentionally omitted];”

Section 4.4 Section 6.01(a)(6) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(6) the Issuer, pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv) makes a general assignment for the benefit of its creditors; or

(v) generally is not paying its debts as they become due;”

Section 4.5 Section 6.01(a)(7) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer, in a proceeding in which the Issuer is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, or for all or substantially all of the property of the Issuer; or

(iii) orders the liquidation of the Issuer;

and the order or decree remains unstayed and in effect for 60 consecutive days; or”

Section 4.6 Section 6.01(a)(8) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(8) [Intentionally omitted].”

Section 4.7 Section 6.01(b) of the Indenture is hereby deleted and amended and restated to read in its entirety as set forth below:

“(b) [Intentionally omitted].”

ARTICLE V

Amendments to Article 10—Guarantees

Section 5.1 Section 10.03 of the Indenture is hereby amended by deleting the last sentence in Section 10.03 in its entirety.

ARTICLE VI

Amendments to the Notes

Section 6.1 The Notes are hereby amended by replacing Section 8 thereof in its entirety on the reverse side thereof and inserting in replacement thereof:

“8. [Intentionally omitted].”

ARTICLE VII

Effectiveness

Section 7.1 Effectiveness. This Supplemental Indenture shall become a binding agreement between the parties hereto and effective when executed by the parties hereto. The amendments to the Indenture set forth herein shall become operative only at the time and date at which the Notes representing the Requisite Consents that are validly tendered (and not validly withdrawn at or prior to the Withdrawal Deadline (as defined in the Statement)) are accepted for purchase by the Offeror substantially concurrent with the effective time of the merger between the Issuer and Olympus Merger Sub, Inc. pursuant to, and subject to the terms and conditions set forth in, the Statement.

ARTICLE VIII

Miscellaneous

Section 8.1 Notes. Amendments to the Indenture pursuant to this Supplemental Indenture shall also apply to the Notes and the Guarantees.

Section 8.2 Incorporation. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 8.3 Third Parties. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 8.4 Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that may not be so limited, qualified or conflicted with, such provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, such provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 8.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic (including in “.pdf” or “tif” format) transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronically (including in “.pdf” or “tif” format) shall be deemed to be their original signatures for all purposes.

Section 8.7 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 8.8 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

Section 8.9 Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 8.10 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.11 Ratification of Indenture; Supplemental Indenture; Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Issuer hereby expressly reaffirms each of its obligations to indemnify the Trustee and hold the Trustee harmless pursuant to Section 7.07 of the Indenture in connection with the Trustee’s execution and delivery of this Supplemental Indenture.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture No. 5 to be duly executed as of the date first written above.

ISSUER

WEST CORPORATION

By:	/s/ Jan Madsen
Name:	Jan D. Madsen
Title:	Chief Financial Officer and Treasurer

TRUSTEE

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name:	Karen Yu
Title:	Vice President

[Signature Page to Supplemental Indenture No. 5]